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                                                         EXHIBIT 10.4
                         DOW JONES & COMPANY, INC.
                        SUPPLEMENTARY BENEFIT PLAN
                     As Amended and Restated Effective
                             January 1, 2000
                            Preamble
Dow Jones & Company, Inc. amended and restated this Supplementary Benefit Plan effective as of January 1, 2000 to provide as deferred compensation on an unfunded basis to a select group of management or highly compensated employees those retirement benefits which would have become payable under the Dow Jones 401(k) Savings Plan and the Dow Jones Money Purchase Retirement Plan but for the limitations directly or indirectly imposed by the Code on the contributions which could have been provided under such plans with respect to such employees, and to provide for various elections with respect to the supplementary benefits to be provided to such employees under this Supplementary Benefit Plan.

1.     Definitions
As used herein, the following terms shall have the following meanings:

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        1.1    "Additional Compensation" means the amount of a
Participant's annual Compensation in excess of the Compensation Limit.
        1.2 "Annual Supplementary Benefit" means the aggregate amount or any part of the Supplementary Money Purchase Plan Credit, the Supplementary 401(k) Savings Plan Credit, the Elective Deferred Amount and the Supplementary Elective Deferred Amount Matching Credit credited to a Participant's account with respect to any year.
        1.3 "Beneficiary" means the person or persons designated as such by a Participant pursuant to Section 10(b) hereof to receive any amounts payable under this Supplementary Benefit Plan with respect to such Participant following the Participant's death or, if applicable, the default Beneficiary determined pursuant to Section 10(c).
        1.4 "Board of Directors" means the Board of Directors of Dow Jones & Company, Inc.
        1.5 "Cash Election" means the Cash Election made by a Participant pursuant to Section 5.
        1.6 "Cash Election Account" means the balance credited to a Participant's account under the Supplementary Benefit Plan at any time and with respect to which a Cash Election has been made, as determined in the manner described in Section 6(a).



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        1.7    "Code" means the Internal Revenue Code of 1986, as amended from time to time.
        1.8 "Committee" means a committee composed of the Executive Vice President and General Counsel, the Vice President for Employee Relations, and the Treasurer of Dow Jones & Company, Inc., or any delegate or delegates authorized by the Committee to take action on its behalf.
        1.9    "Common Stock" means common stock of Dow Jones & Company,
Inc.
       1.10 "Company" means Dow Jones & Company, Inc. or any other company, or division or department of a company, having Employees to whom the benefits of the Supplementary Benefit Plan, or any successor entities of such a company.
        1.11 "Compensation" means a Participant's "Compensation" for a year as defined under the 401(k) Savings Plan and the Money Purchase Plan.
        1.12 "Compensation Limit" has the meaning set forth in the 401(k) Savings Plan and the Money Purchase Plan. The Compensation Limit for 2000 is $170,000.
        1.13 "Deferral Election" means the written notice (or in such electronic form as designated by the Committee) by which a Participant elects to defer a portion of his or her Additional Compensation, pursuant to Section 4(c).



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        1.14    "Dividend Equivalents" means amounts credited to a
Participant's account in lieu of dividends on outstanding Common Stock, pursuant to Section 6(b)(ii).
        1.15 "Elective Deferred Amount" means the amount of a Participant's Additional Compensation, initially not to exceed two percent (2%) thereof, that the Participant irrevocably elects to defer and to have credited to the Participant's account under the Supplementary Benefit Plan with respect to any year, pursuant to Section 4(c).
         1.16 "Employee" means any person employed by a Company (but only while the Company is, or was, a Company, unless otherwise provided in this Supplementary Benefit Plan), including a Participant. Employee shall be deemed to include any United States citizen employed by a foreign subsidiary or affiliate of a Company. Employee shall also include an individual who would be an Employee but who is on a Leave of Absence (as defined in the 401(k) Savings Plan and the Money Purchase Plan). Employeeshall not include, however, any director of a Company not otherwise employed as an Employee.
        1.17 "401(k) Savings Plan" means the Dow Jones 401(k) Savings Plan, which was amended and restated effective as of January 1, 2000.




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        1.18    "Money Purchase Plan" means the Dow Jones Money Purchase
Retirement Plan which became effective as of January 1, 2000.
        1.19 "Notice of Election" means the written notice (or in such electronic form as designated by the Committee) by which a Participant makes the Cash Election or the Stock Election pursuant to Section 5.
        1.20 "Participant" means each Employee of the Company selected to participate in the Supplementary Benefit Plan pursuant to Section 3 (collectively, the "Participants").
        1.21 "Stock Election" means the Stock Election made by a Participant pursuant to Section 5.
        1.22 "Stock Equivalents" means units equivalent in value to shares of Dow Jones Common Stock calculated pursuant to Section 5 and credited to a Participant's account pursuant to a Stock Election.
        1.23 "Supplementary 401(k) Savings Plan Credit" means the amount, initially equal to three percent (3%) of a Participant's Additional Compensation, that the Company credits to the Participant's account under the Supplementary Benefit Plan with respect to any year, corresponding in percentage to the "Company Fixed Contribution" to the Participant's 401(k) Savings Plan account with respect to the Participant's Compensation not in excess of the Compensation Limit for such year.


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        1.24    "Supplementary Money Purchase Plan Credit" means the
amount, initially equal to twelve and seven-tenths percent (12.7%) of a Participant's Additional Compensation, that the Company credits to the Participant's account under the Supplementary Benefit Plan with respect to any year, corresponding in percentage to the "Company Contribution" to the Participant's Money Purchase Plan account with respect to the Participant's Compensation not in excess of the Compensation Limit for such year.
        1.25 "Supplementary Elective Deferred Amount Matching Credit" means the amount, initially not to exceed two percent (2%) of a Participant's Additional Compensation, that the Company credits to the Participant's account under the Supplementary Benefit Plan with respect to any year, to match the Participant's Elective Deferred Amount for such year.
        1.26 "Supplementary Benefit Plan" means this Supplementary Benefit Plan as it may be amended from time to time.
        1.27 Words and phrases defined in the 401(k) Savings Plan and the Money Purchase Plan shall have the same meanings when used herein unless expressly provided to the contrary herein.



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2.    Effective Date
        The effective date of the Supplementary Benefit Plan as amended and restated is January 1, 2000.
3.    Participation
        Participation in the Supplementary Benefit Plan shall be limited to each Employee of the Company (i) who is included in the select group of management or highly compensated employees designated as Participants hereunder by the Committee, (ii) who is in salary grade 13 or higher, and
(iii) either (x) with respect to whom allocations of contributions under the 401(k) Savings Plan and/or the Money Purchase Plan are reduced as a result of the Compensation Limit; provided, however, that a Participant who is not eligible to be credited with a "Company Contribution" under the Money Purchase Plan shall not have a Supplementary Money Purchase Plan Credit credited to his Supplementary Benefit Plan account, or (y) who is individually selected for participation notwithstanding his or her ineligibility for participation in the 401(k) Savings Plan or the Money Purchase Plan.
4.    Determination of Annual Supplementary Benefit Amount
                (a)   Supplementary 401(k) Savings Plan Credit.



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        The Company's Supplementary 401(k) Savings Plan Credit shall be credited to a Participant's account under the Supplementary Benefit Plan with respect to each pay period during the year in which the Participant has received Additional Compensation for such year.














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                (b)   Supplementary Money Purchase Plan Credit.
The Company's Supplementary Money Purchase Plan Credit with respect to any year shall be credited to the Participant's account under the Supplementary Benefit Plan early in the following calendar year after the Participant's total annual Compensation has been determined for the year with respect to which the credit is being made. The following Participants shall be eligible to be credited with the Supplementary Money Purchase Plan Credit for a year: (i) Participants who are Employees on December 31 of such year; and (ii) Participants who terminated employment after January 31 of the year (x) on account of death or Disability(as defined in the 401(k) Savings Plan and the Money Purchase Plan) or (y) after completing 10 Years of Participation (as defined in the Money Purchase Plan).
                (c) Elective Deferred Amount and Supplementary Elective Deferred Amount Matching Credit.
       By filing a written Deferral Election (or in such electronic form as designated by the Committee) with the Company at any time prior to the December 31 preceding the commencement of any year or such earlier date as





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the Committee shall determine with respect to any year, any Participant may elect irrevocably to defer the receipt of a percentage, initially not to exceed two percent (2%), of the Participant's Additional Compensation for such year and to have the Elective Deferred Amount credited to the Participant's account under the Supplementary Benefit Plan. Each Participant's Elective Deferred Amount together with the Company's Supplementary Elective Deferred Amount Matching Credit attributable thereto shall be credited to the Participant's account under the Supplementary Benefit Plan with respect to each pay period during the year in which the Participant has received Additional Compensation for such year. With respect to the first year in which a Participant becomes eligible to participate in this Supplementary Benefit Plan (and, in addition, the second such year if, as of the date the Participant first receives notice of such eligibility, the period ending on December 31 preceding the commencement of any year shall have passed with respect to such year), the Deferral Election shall be made within 30 days after the date the Participant first receives notice that the Participant is eligible to participate in this Supplementary Benefit Plan.




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5.    Election with Respect to Annual Supplementary Benefit
   By filing a written Notice of Election (or in such electronic form as designated by the Committee) with the Company at any time prior to the December 31 preceding the commencement of any year or such earlier date as the Committee shall determine with respect to any year, any Participant may elect to have the amount of the Annual Supplementary Benefit to be credited to his account with respect to any year, credited to his account either
(i) pursuant to a Cash Election as a dollar amount equal to the amount of such Annual Supplementary Benefit, (ii) pursuant to a Stock Election as Stock Equivalents calculated in the manner set forth in Section 6(b)(i), or
(iii) partly each.
6.    Determination of Aggregate Supplementary Benefit
     (a) Aggregate Amount under Cash Election. To the extent that a Participant makes the Cash Election, then, for purposes of Section 7, below, the aggregate amount allocable to a Participant's account as a supplementary benefit as of the date on which he receives his first installment payment (or, if Section 8 applies, his lump sum payment) under the Supplementary Benefit Plan, shall be the sum of



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                     (i)  the amount of each Supplementary 401(k) Savings
                          Plan Credit, Supplementary Money Purchase Plan Credit, Elective Deferred Amount and Supplementary Elective Deferred Amount Matching Credit that a Participant is entitled to receive pursuant to Section 4 and with respect to which the Participant made a Cash Election pursuant to
                          Section 5, plus the amount, if any, of the Participant's account balance under this Plan as of January 1, 2000 with respect to which Participant has made a Cash Election, each such amount being credited to the Participant's account as of the relevant times set forth in
                          Section 4, and

                    (ii) for each year, or part thereof, from January 1, 2000 to the end of the month preceding the month in which a Participant becomes entitled to his first installment payment pursuant to Section 7 below (or, if Section 8 applies, his lump sum payment), interest on the amount, if any, of the supplementary benefit allocated to a Participant's account as of (a) with respect to the Elective Deferred Amount, the Supplementary Elective Deferred Amount Matching Credit, and the Supplementary 401(k) Savings Plan Credit, the end of each calendar quarter, and (b) with respect to the Supplementary Money Purchase Plan Credit, January 1 of the year following the calendar year to which each such credit relates, or as of January 1, 2000 with respect to amounts credited to the Participant's "Cash Election Account" as of such date including, as of any such date, any amount previously allocated thereto either pursuant to this subparagraph (ii), by calculation pursuant to the DJ 20 Bond Index rate, or pursuant to such other formula for calculating interest on the supplementary benefit as shall have been provided for under this Supplementary Benefit Plan), calculated at an annual interest rate equal to the DJ 20 Bond Index rate in effect on the first business day of such year.




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             (b)   Aggregate Amount Under Stock Election.

                      (i) Annual Election.  To the extent that a
                          Participant makes a Stock Election, his account shall be credited, as of the relevant times set forth in Section 4 (i.e., with respect to the Elective Deferred Amount, the Supplementary Elective Deferred Amount Matching Credit, and the Supplementary 401(k) Savings Plan Credit with respect to each pay period during the year in which the Participant receives Additional Compensation for such year, and, with respect to the Supplementary Money Purchase Plan Credit, as of the first day of the year following the end of the year to which the Stock Election relates, with the number of Stock Equivalents equal to that whole number obtained by dividing (x) the amount of the Annual Supplementary Benefit allocated to or in respect of the Participant and to which the Stock Election relates, by (y) the fair market value of a share of Common Stock on the valuation date. In the case of the Elective Deferred Amount, the Supplementary Elective Deferred Amount Matching Credit, and the Supplementary 401(k) Savings Plan Credit, the valuation date shall be the last business day of the calendar quarter in which such amounts are credited to the Participant's account. In the case of the Supplementary Money Purchase Plan Credit, the valuation date shall be the date on which such amounts are credited to the Participant's account. For purposes of this Supplementary Benefit Plan, the fair market value of a share of Common Stock as of any date shall be the closing sale price of a share of Common Stock on the New York Stock Exchange on the








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                          applicable date or, if no sales were quoted on
                          such date, on the most recent preceding date on which sales were quoted. Any amount of Annual Supplementary Benefit remaining after such division, which is less than the fair market value of a single share of Common Stock on such date, shall be credited to the Participant's account and retained there, without accruing interest, until Stock Equivalents are next credited to the Participant's account, at which time the retained amount shall be added to any Annual Supplementary Benefit and Dividend Equivalents, as hereinafter defined, for purposes of computing the number of Stock Equivalents to be so credited.

                  (ii) Dividend Equivalents. With respect to each Stock Equivalent theretofore credited to the Participant's account, said account shall be credited with an amount equal to any dividend paid with respect to each outstanding share of Common Stock at the same time any such dividend is paid ("Dividend Equivalents"). Any such Dividend Equivalents so credited shall not accrue interest and shall thereafter be treated as an Annual Supplementary Benefit to be converted into Stock Equivalents on the date on which the Dividend Equivalents are credited to the Participant's account in the manner described in subparagraph
                       (b)(i) hereof.

                 (iii) Antidilution Adjustments. In the event of any change in the Common Stock by reason of any stock dividend, recapitalization, reorganization, merger, consolidation, split-up, combination or exchange of shares, or rights offering to purchase Common Stock














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                        at a price substantially below fair market value,
                        or of any similar change affecting the Common Stock, the value and attributes of each Stock Equivalent shall be appropriately adjusted consistent with such change to the same extent as if such Stock Equivalents were, instead, issued and outstanding shares of Common Stock.
7.    Payment of Aggregate Supplementary Benefit
          (a) Payment of Aggregate Amount under Cash Election. The aggregate amount allocable to a Participant as his supplementary benefit determined pursuant to the Cash Election under Subsection 6(a) of this Supplementary Benefit Plan shall be payable to the Participant in the form of an annuity commencing on the first day of the third month following the month in which the Participant becomes eligible to receive a distribution pursuant to Section 10.1 of the 401(k) Savings Plan or Section 9.1 of the Money Purchase Plan.
          (b) Payment of Aggregate Amount Under Stock Election. Each Stock Equivalent credited to Participant's account pursuant to a Stock Election under Section 6(b) above shall be deemed to have a value equal to the higher of (i) the fair market value of a share of Common Stock as of the date immediately preceding the date on which payment commences, i.e., the last business day of the second month following the month in which the



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Participant becomes eligible to receive a distribution pursuant to Section
10.1 of the 401(k) Savings Plan or Section 9.1 of the Money Purchase Plan (the "Annuity Valuation Date"), and (ii) the average fair market value of a share of Common Stock over the 12-month period ending with the Annuity Valuation Date. The aggregate value of the Stock Equivalents as so determined shall be payable to the Participant in the form of an annuity commencing on the first day of the third month following the month in which the Participant becomes eligible to receive a distribution pursuant to
Section 10.1 of the 401(k) Savings Plan or Section 9.1 of the Money
Purchase Plan.
            (c) Determination of Annuity Payments. The annuity payable pursuant to Sections 7(a) and/or 7(b) shall be payable by the Company in the number of equal annual installments in which deferred compensation will be paid to the Participant pursuant to his deferred compensation agreement with the Company or, if the Participant is not a party to such a deferred compensation agreement, in the smallest number of installments that shall be not less than half the number of years remaining in the Participant's life expectancy, determined as of the date on which the Participant receives his first installment of his supplementary benefit or as of the date of his death, if earlier. For purposes of the preceding sentence, a


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Participant's life expectancy shall be equal to the expected return multiple shown for the applicable age in the table entitled "Table V - Ordinary Life Annuities - One Life - Expected Return Multiples," promulgated under section 1.72-9 of the Federal Income Tax Regulations, as in effect on the date of such determination. The annuity shall also include an assumed interest factor, as calculated by the Company, equal to the average rate of interest applicable under Section 6(a)(ii) for the last three complete calendar years preceding, or ending upon, the termination of the Participant's employment by the Company.
8.    Payment Upon Early Termination of Employment.
Notwithstanding the foregoing Section 7, if (i) a Participant terminates employment with the Company prior to attaining age 55 and (ii) the supplementary benefit payable to him upon such termination, valued as of the date immediately preceding the date on which payment commences, is less than $50,000, then such supplementary benefit shall be paid to him or his beneficiary in one lump sum on the first day of the third month following the month in which the Participant ceases to be actively employed by the Company.




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9.    Accelerated Payment in Case of Hardship
        Notwithstanding the foregoing Sections 7 and 8, the Committee, in its sole discretion, may accelerate the payment of all or part of the balance of a Participant's supplementary benefits if so requested by a Participant or, after the Participant's death, by his Beneficiary; provided, however, that any such accelerated payment may be permitted only in case of an unforeseeable emergency (within the meaning of Section 457 of the Code and the regulations promulgated thereunder) that is caused by an event beyond the control of the Participant or Beneficiary and that would result in severe financial hardship to such person if accelerated payment were not permitted. Any such accelerated payment shall be limited to the amount necessary to meet or satisfy the emergency.
10.    Payments upon Participant's Death
            (a) Payments to Beneficiary. If a Participant should die before receiving any or all of the payments of supplementary benefits to which he is entitled, any unpaid amounts shall be paid as they become due to such Beneficiary or Beneficiaries as the Participant shall designate pursuant to this section.
            (b) Beneficiary Designation. The Participant shall file with the Company a written designation (or in such electronic form as designated

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by the Committee) of one or more persons as the Beneficiary who shall be entitled to receive the amounts, if any, payable hereunder after the Participant's death. The Participant may, from time to time, revoke or change his Beneficiary designation without the consent of any prior Beneficiary by filing a new designation with the Company. The last such designation received by the Company shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Company prior to the Participant's death, and in no event shall it be effective as of a date prior to such receipt.
           (c) Absence of Designation. If no such Beneficiary designation is in effect at the time of the Participant's death, or if no designated Beneficiary survives the Participant, the Participant's estate shall be deemed to have been designated his Beneficiary and the executor or administrator thereof shall receive the amount, if any, payable hereunder after the Participant's death. If the Company is in doubt as to the right of any person to receive all or part of such amount, the Company may retain such amount until the rights thereto are determined, or the Company may pay such amount into any court of appropriate jurisdiction and such payment shall be a complete discharge of the liability of the Company therefor.
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11.    Source of Payment
        All payments of benefits hereunder shall be paid in cash from the general funds of the Company, and no special or separate fund shall be established or other segregation of assets made to assure such payments; provided, however, that the Company may establish a bookkeeping reserve to meet its obligations hereunder. Nothing contained in the Supplementary Benefit Plan and no action taken pursuant to the provisions of the

        Supplementary Benefit Plan shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company or the Committee and any Employee or other person. Rather, the Supplementary Benefit Plan represents a mere promise by the Company to make payments of supplementary benefits in the future. To the extent that any person acquires a right to receive payments from the Company under the Supplementary Benefit Plan such right shall be no greater than the right of any unsecured general creditor of the Company. It is the intention of the Company and the Participants hereunder that this Supplementary Benefit Plan and the Company's obligation to make payments of supplementary benefits hereunder be unfunded both for tax purposes and for purposes of Title I of ERISA.

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12.    Administration of the Plan
          The Supplementary Benefit Plan shall be administered by the Committee, which shall have full power, discretion and authority to interpret, construe and administer the Supplementary Benefit Plan and any part thereof. The Committee's interpretation and construction of the Supplementary Benefit Plan, and actions thereunder, shall be binding and conclusive on all persons for all purposes.
13.    Claims
        (a) Claims for Benefits. Any claim for benefits by a Participant or anyone claiming through a Participant under the Supplementary Benefit Plan shall be delivered in writing by the claimant to the Committee (or in such electronic form as designated by the Committee). The claim shall identify the benefits being requested and shall include a statement of the reasons why the benefits should be granted. The Committee shall grant or deny the claim. If the claim is denied in whole or in part, the Committee shall give written notice (or in such electronic form as designated by the Committee) to the claimant setting forth: (a) the reasons for the denial,
(b) specific reference to pertinent Supplementary Benefit Plan provisions on which the denial is based, (c) a description of any additional material



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or information necessary to request a review of the claim and an explanation of why such material or information is necessary, and (d) an explanation of the Supplementary Benefit Plan's claim review procedure.
The notice shall be furnished to the claimant within a period of time not exceeding 90 days after receipt of the claim, except that such period of time may be extended, if special circumstances should require, for an additional 90 days commencing at the end of the initial 90-day period. Written notice (or in such electronic form as designated by the Committee) of any such extension shall be given to the claimant before the expiration of the initial 90-day period and shall indicate the special circumstances requiring the extension and the date by which the final decision is expected to be rendered.
         (b) Appeals Procedure. A claimant who has been denied a claim for benefits in whole or in part, may, within a period of 60 days following his receipt of the denial, request a review of such denial by filing a written notice (or in such electronic form as designated by the Committee) of appeal with the Committee. In connection with an appeal, the claimant (or his authorized representative) may review pertinent documents and may submit evidence and arguments in writing (or in such electronic from as designated by the Committee) to the Committee. The Committee may decide


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
the questions presented by the appeal, either with or without holding a hearing, and shall issue to the claimant a written notice (or in such electronic form as designated by the Committee) setting forth: (a) the specific reasons for the decision and (b) specific reference to the pertinent Supplementary Benefit Plan provisions on which the decision is based. The notice shall be issued within a period of time not exceeding 60 days after receipt of the request for review; except that such period of time may be extended, if special circumstances (including, but not limited to, the need to hold a hearing) should require, for an additional 60 days commencing at the end of the initial 60-day period. Written notice (or in such electronic form as designated by the Committee) of any such extension shall be provided to the claimant prior to the expiration of the initial 60-day period. The decision of the Committee shall be final and conclusive.
          (c) Exhaustion of Remedies. The procedures under this Section 13 shall be the exclusive procedures for claiming benefits under the Supplementary Benefit Plan. No legal or equitable action for benefits under the Supplementary Benefit Plan shall be brought unless and until the claimant (i) has submitted a written application for benefits (or in such electronic form as designated by the Committee) in accordance with Section


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13(a), (ii) has been notified by the Committee that the application is denied, (iii) has filed a written request for a review of the application in accordance with Section 13(b) and (iv) has been notified in writing that the Committee has affirmed the denial of the application; provided that legal action may be brought after the Committee has failed to take any action on the claim within the time prescribed in Section 13(b).
    In no event may any legal or equitable action for benefits under the Supplementary Benefit Plan be brought in a court of law or equity with respect to any claim for benefits more than one (1) year after the final denial (or deemed final denial) of the claim by the Committee.
14.    Amendment
The Supplementary Benefit Plan may be amended, suspended or terminated, in whole or in part, by the Board of Directors, but no such action shall impair retroactively or otherwise affect adversely the rights of any person to benefits under the Supplementary Benefit Plan which have accrued prior to the date of such action, as determined by the Committee.




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
15.    General Provisions
           (a) No Assignment. This Supplementary Benefit Plan shall be binding upon and inure to the benefit of the Company and its successors and assigns, and each Participant, his Beneficiary and his estate. The rights of each Participant, his Beneficiary and his estate to payments of supplementary benefits hereunder shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant, his Beneficiary, or his estate, except as provided in Section 10 above with respect to designations of a Beneficiary hereunder or as may be otherwise required by law. Any attempted disposition of such rights shall be null and void.
            (b) Facility of Payment. If the Committee shall find that any person to whom any payment is payable under the Supplementary Benefit Plan is unable to care for his affairs because of illness or accident, or is a minor, then any payment due (unless a prior claim therefor shall have been made by a duly appointed guardian, committee or other legal representative) may, if the Committee so elects, be paid to his spouse, a child, a parent, or a brother or sister, or any other person deemed by the Committee to have incurred expenses for such person otherwise entitled to


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
payment, in such manner and proportions as the Committee may determine.
Any such payment shall be a complete discharge of the liabilities of the Company under the Supplementary Benefit Plan.
            (c) Other Benefit Plans. Any benefit payable under the Supplementary Benefit Plan shall not be deemed salary or other compensation for the purpose of computing benefits under any employee benefit or retirement plan or other arrangement of the Company for the benefit of its employees.
          (d) Captions. The captions preceding the Sections hereof have been inserted solely as a matter of convenience and in no way define or limit the scope or intent of any provisions hereof. As used herein, the singular and plural numbers, and the masculine, feminine and neuter genders, shall each be deemed to include the others, as appropriate.
          (e) Governing Law. The Supplementary Benefit Plan and all rights thereunder shall be governed by and construed in accordance with the laws of the State of New York, but not its conflict of laws provisions.
          (f) Notices. Any notice required under the Supplementary Benefit Plan shall be duly given if delivered in person or by registered first class mail (a) if to the Company, to the Treasurer, P.O. Box 300, Princeton, NJ 08543-0300, and (b) if to a Participant, to his home address as reflected on the Company's records.

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